Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Three Months Ended July 24, 2010		2010	2009	Fiscal Year 2008	2007	2006
Earnings
(Loss)/income before income taxes - Continuing operations	$(389,296)		$44,231	$45,100	$62,855	$54,967	$27,014
Discontinued operations	—		—	—	(10,230)	(34,438)	(29,572)

Subtotal	(389,296)		44,231	45,100	52,625	20,529	(2,558)
Plus:
Fixed charges	8,738		33,258	33,251	34,408	32,357	22,776
Amortization of capitalized interest	36		146	104	72	36	49
Less interest capitalized during period	—		(180)	(70)	(272)	(336)	—

	$(380,522)		$77,455	$78,385	$86,833	$52,586	$20,267

Fixed Charges
Interest (expensed or capitalized)	$7,479		$27,773	$28,174	$29,243	$27,875	$21,766
Estimated portion of rent expense representative of interest	644		2,872	3,117	3,206	3,117	3,511
Amortization of deferred financing fees	615		2,613	1,960	1,959	1,365	1,314

	$8,738		$33,258	$33,251	$34,408	$32,357	$26,591

Ratio of earnings to fixed charges	(43.5	) (1)	2.3	2.4	2.5	1.6	0.8 (2)

(1)	Earnings for the three months ended July 24, 2010 were inadequate to cover fixed charges. The coverage deficiency was $388,900.
(2)	Earnings for the fiscal year ended April 29, 2006 were inadequate to cover fixed charges. The coverage deficiency was $6,324.

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